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STRATEGIC RELATIONSHIP UMBRELLA AGREEMENT

By and among

FRANCE TELECOM S.A.

And

EQUANT N.V.

And

SOCIÉTÉ INTERNATIONALE DE TÉLÉCOMMUNICATIONS AÉRONAUTIQUES

And

SITA INFORMATION NETWORKING
COMPUTING N.V.

Strategic Relationship Umbrella Agreement Restated Version with Amendment No. 1 (Errata)	Dated: 30 November 2001

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TABLE OF CONTENTS

	RECITALS	1

1.	DEFINITIONS AND INTERPRETATION	2

	1.1. Definitions	2

	1.2. Interpretation	2

2.	OBJECTIVES, SCOPE AND PURPOSE OF AGREEMENT	3

	2.1. Joint Objective	3

	2.2. SITA Group Companies’ Objectives	3

	2.3. Equant’s Objectives	4

	2.4. Scope and Purpose of Agreement	5

3.	TERMINATION OF THE JV AGREEMENT	6

4.	TERM	6

5.	SITA MEMBER ON EQUANT’S SUPERVISORY BOARD	6

6.	RELATIONSHIP MANAGEMENT	7

	6.1. Executive Committee	7

	6.2. Dedicated Unit to Support the SITA Group Companies	7

7.	FRANCE TELECOM OBLIGATIONS	7

	7.1. Transfer of France Telecom’s Interest in Equant	7

	7.2. Global One Contracts	7

	7.3. Access to Research and Development Facilities and Resources	8

	7.4. France Telecom Products and Services	8

8.	DISPUTE RESOLUTION	8

	8.1. Informal Dispute Resolution	8

	8.2. Formal Dispute Resolution	9

	8.3. Special Procedure following Notice of Termination	10

	8.4. Special Procedure in Case of a Change of Control	10

9.	TERMINATION	11

	9.1. Termination for Change of Control	11

	9.2. Termination for Cross-Default	11

10.	CONFIDENTIALITY OF AGREEMENT; PUBLIC ANNOUNCEMENTS	12

11.	General Confidentiality Provisions	13

	11.1. Protection of Confidential Information	13

	11.2. Use of Confidential Information	13

	11.3. Exceptions to Obligations of Confidentiality	14

	11.4. Equitable Relief	14

	11.5. Period of Confidentiality	15

12.	GENERAL	15

	12.1. Governing Law	15

	12.2. Notices	15

	12.3. Service of Notice	17

	12.4. Relationship of Parties	17

	12.5. Waiver	17

	12.6. Entire Agreement and Variation	17

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12.7.	Third Party Beneficiaries	18
12.8.	Assignment	18

12.9.	Counterparts	19

12.10.	Cumulative Rights	19

12.11.	Reading Down	19

12.12.	Severability	19

12.13.	Contra Proferentem	19

12.14.	Costs	19

12.15.	Survival of Terms	19

SCHEDULES

Schedule A	Glossary

Schedule B	Definition of Air Transport Community

Schedule C	Executive Committee Mandate

Schedule D	SITA Relationship Team

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STRATEGIC RELATIONSHIP UMBRELLA AGREEMENT

PREAMBLE

AGREEMENT dated: 29 June, 2001 as amended ______________ 2001

PARTIES

This Agreement is made by and among:

France Telecom S.A., a société anonyme having its registered office at 6, place d’ Alleray, 75015 Paris, France (’France Telecom’)

AND

Equant N.V., a Dutch company having its registered office at 21-23 Gatwickstraat, 1043 GL Amsterdam, the Netherlands (‘Equant’)

AND

Société Internationale de Télécommunications Aéronautiques S.C., a Belgian co-operative company having its registered office at 14 avenue Henri Matisse, B-1140 Brussels, Belgium (‘SITA SC’)

AND

SITA Information Networking Computing N.V., a Dutch company having its registered office at Heathrowstraat 10, 1043 CH Amsterdam, the Netherlands (‘SITA INC’),

(each, a ’Party’ and together, the ’Parties’).

RECITALS

A.	Equant and SITA SC entered into the JV Agreement on 2 October 1995.

B.	The Parties entered into a Heads of Agreement on 19 November 2000, which sets out the Parties’ objectives in, and establishes the framework for, restructuring the relationship between SITA SC and Equant following the acquisition by France Telecom of a majority stake in Equant and consistent with France Telecom’s plans to merge the network operations of Equant and SITA SC with those of Global One.

C.	Pursuant to the HOA and on even date herewith, the Parties have also entered into a Services Agreement pursuant to which Equant will supply Network Services, Support Services and other services to the SITA Group Companies, and a Transition and Management Agreement which covers the transfer of assets, staff and the Network from SITA SC to Equant and the management of the same pending such transfer, and an

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Account Management Agreement concerning inter alia the provision of Network Services to the Air Transport Community in France.

D.	The Parties agree that this Agreement, the Services Agreement, the Transition and Management Agreement and the Account Management Agreement provide the legal framework for their strategic relationship.

Now therefore, the Parties, in consideration of the premises, mutual covenants and undertakings contained herein, agree as follows:

TERMS AND CONDITIONS

1. DEFINITIONS AND INTERPRETATION

1.1. Definitions

In this Agreement, all capitalised terms shall have the meaning set out in the Glossary in Schedule A or as defined in the text of this Agreement. The term ‘Air Transport Community’ is defined in Schedule B.

1.2. Interpretation

(a)  In this Agreement, unless the express context indicates or requires a contrary intention:

(i)	words suggesting the singular include the plural and vice versa;

(ii)	words suggesting any gender include any other gender;

(iii)	references to a ‘legal entity’ include a company, corporation, partnership, joint venture, co-operative company and unincorporated or incorporated association or organisation or statutory authority, and references to a ‘person’ include an individual or a legal entity;

(iv)	headings used in this Agreement are for ease of reference only and will not affect the interpretation of this Agreement;

(v)	references to any agreement or document (including to this Agreement) are to that agreement or document as amended, supplemented, varied or replaced from time to time;

(vi)	use of the words ‘includes’ or ‘including’ shall be deemed to be followed by the words ‘without limitation’; and

(vii)	a reference to a clause, paragraph, or Schedule means a clause, paragraph, or schedule to this Agreement.

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2. OBJECTIVES, SCOPE AND PURPOSE OF AGREEMENT

The objectives, scope and purpose of agreement set out in this clause 2 are intended for interpretive purposes and to serve as a general introduction to this Agreement, the Services Agreement, the Transition and Management Agreement and the Account Management Agreement and are not intended to alter the plain meaning of the express terms and conditions of this Agreement, the Services Agreement, the Transition and Management Agreement or the Account Management Agreement. To the extent that any of the express terms and conditions of this Agreement, the Services Agreement, the Transition and Management Agreement and/or the Account Management Agreement are ambiguous or are inconsistent, the objectives, scope and purpose set out in this clause 2 may be used to interpret the express terms and conditions of this Agreement, the Services Agreement, the Transition and Management Agreement and/or the Account Management Agreement.

2.1. Joint Objective

The Parties intend through the implementation of this Agreement, the Services Agreement, the Transition and Management Agreement and the Account Management Agreement (to the extent that each is a party to such agreements) to create a new strategic relationship among the Parties in relation to Network Services following the completion of the Transaction. The intent of the Parties is to encapsulate the true spirit of partnership that will maintain for the SITA Group Companies the benefits of the relationship that was established under the JV Agreement. In particular, while for economic and operational performance reasons the management of the Network will be under the responsibility of Equant, this Agreement, the Services Agreement and the Transition and Management Agreement will ensure the SITA Group Companies’ major role and influence reflecting its privileged relationship with Equant over Network issues related to Network Services and Support Services provided to the Air Transport Community.

2.2. SITA Group Companies’ Objectives

(a)	While responsibility for operational management of the Network will be transferred to Equant, the SITA Group Companies will maintain their historic role in relation to the Air Transport Community. It is clear that the SITA Group Companies’ ability to represent and to provide services to the Air Transport Community will be of mutual benefit to all Parties. The SITA Group Companies’ strategic relationship with France Telecom and Equant is intended to enable the SITA Group Companies to continue in their historic role, including:

(i)	the provision of network coverage that addresses the needs of the whole Air Transport Community;

(ii)	the provision of new services and technologies, and maintenance and support of legacy systems;

(iii)	the maintenance of the highest levels of network availability and reliability; and

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(iv)	the SITA Group Companies’ major focus on customer service and customer satisfaction.

Pricing and service levels will be an increasingly key issue in order to permit the SITA Group Companies to meet the needs of the Air Transport Community. The ability to reduce costs, and to offer ever improving services at increasingly competitive prices is a major rationale for the SITA Group Companies in agreeing to enter into this Agreement and to restructure their relationship with Equant in the context of the Transaction.

(b)	For the SITA Group Companies to carry out their role effectively, they must be able to add value for customers through managing all aspects of the customer interface. The SITA Group Companies will add value if they can provide, and be seen to be providing, first class customer service and support throughout the sales process. The SITA Group Companies therefore view their value added role as being key to the success of the relationships with Equant and France Telecom.

(c)	In order to be the value added supplier of Network Services to the Air Transport Community, the SITA Group Companies need to have the capabilities to manage all aspects of the customer interface from pre-sales requirements discussions, through implementation and project management, to fault handling and monitoring of operational performance standards. In particular, the SITA Group Companies need to have the ability to design network solutions integrated with other service offerings, such as applications and desktop, as well as the responsibility for the management of these complex projects.

(d)	The worldwide presence of the Network, built upon SITA SC’s unique regulatory status, has long been a key requirement of the Air Transport Community, and a major factor in the SITA Group Companies’ success. This worldwide presence must be preserved even in places where there are few or no Equant customers, or where it is otherwise uneconomic to do so. This need not impede all development and change in Network architecture and topography. However, the SITA Group Companies need to have a voice in relation to modifications to the Network configuration, service and support in order to retain the role as representative of the Air Transport Community’s interests.

2.3. Equant’s Objectives

Following the merger with Global One, Equant will continue to focus on multinational customers requiring trans-border data communications services in the business-to-business market. Equant’s strategy is to continue to drive Network volumes by extending the reach of the Network to the user device, so that Equant’s customers’ employees can access services across the Network wherever they are working in the world. Equant intends to achieve its overall objective of increased profitability and shareholder value through its new relationship with France Telecom, its integration with Global One, and in part through its strategic relationship with the SITA Group Companies.

Equant’s integrated sales and support units form the core of the company, which has all the infrastructure to provide, host and manage IP services for delivery to customers’ user devices.

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Specific to this Agreement, the Services Agreement and the Transition and Management Agreement, Equant intends to:

(a)	begin full transfer and management of the Network on a seamless basis from the Effective Date as a platform for providing exceptional services to the SITA Group Companies and Equant’s customers;

(b)	benefit from the historic position of the SITA Group Companies as a provider of telecommunications services to the Air Transport Community and in future as a significant customer of Equant;

(c)	continue to develop the business relationship with the SITA Group Companies; and

(d)	to obtain in Equant’s name all regulatory licenses, permits and consents necessary to operate the Network, and to provide the Services, and, to the extent legally possible and without adversely affecting the basis upon which the SITA Group Companies serve the Air Transport Community, to benefit from the SITA Group Companies’ regulatory status in those countries where Equant is unable to obtain licenses or other authorities in its own name.

2.4. Scope and Purpose of Agreement

(a)	This Agreement, together with the Services Agreement, the Transition and Management Agreement and the Account Management Agreement:

(i)	provides the legal framework for the Parties’ new strategic relationship following the completion of the Transaction and the merger of Equant with Global One; and

(ii)	sets out the arrangements for the definition, development, sale, provision and support of Network Services as required by the SITA Group Companies on behalf of the Air Transport Community.

(b)	Through these arrangements, the common objective of Equant and the SITA Group Companies is to adjust regularly network capacity, coverage and technology to the level of combined needs, so as to ensure best in class service and lowest unit costs for Network usage, and therefore profitability for Equant and competitive pricing and quality for the SITA Group Companies and consequently for the Air Transport Community.

(c)	The Parties acknowledge that the new relationship is not an outsourcing arrangement but rather a strategic relationship which maintains the SITA Group Companies’ historic position as a provider of telecommunications and information services to the Air Transport Community and gives SITA SC the necessary level of influence as described herein so as to ensure that its current and future needs resulting from those of the Air Transport Community are met. The driving force for the strategic relationship is the Executive Committee whose role and establishment is set out in clause 6.1 below.

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(d)	Ownership and operational management of the Network will transfer to Equant, but the privileged relationship will be retained for the fundamentals that are essential to maximise benefits to the Air Transport Community. To such effect, the SITA Group Companies, as a provider of services to the Air Transport Community, will be given appropriate guarantees and privileged treatment as described herein and in the Services Agreement and the Transition and Management Agreement.

3. TERMINATION OF THE JV AGREEMENT

This Agreement, the Services Agreement and the Transition and Management Agreement replace and supersede the JV Agreement, which as of the Effective Date shall be terminated by a separate instrument.

4.     TERM

The term of this Agreement shall commence from and including the Effective Date and shall continue in effect for so long as either the Services Agreement or the Transition and Management Agreement remain in force and effect, unless terminated in accordance with the terms hereof or extended by the mutual agreement of the Parties.

5.     SITA MEMBER ON EQUANT’S SUPERVISORY BOARD

(a)	Subject to clause 7.8 of the Services Agreement, the SITA SC board of directors shall have the right to designate a reasonably suitable person (the ‘SITA Designee’) to be appointed to serve as a member (‘Board Member’) of the Supervisory Board of Equant, and Equant agrees to cause such SITA Designee to be appointed as a Board Member. SITA SC acknowledges and accepts that such Board Member will be required to adhere to customary confidentiality and fiduciary obligations imposed under Dutch law or any other applicable law.

(b)	Subject to clause 7.8 of the Services Agreement, for so long as at least thirty-four (34%) of the capital stock of Equant is beneficially owned by France Telecom, France Telecom agrees to nominate the SITA Designee to serve as a Board Member, and to vote all shares of capital stock of Equant beneficially owned by France Telecom (or to cause the holder of record of such capital stock to vote) in favour of such SITA Designee’s election as a Board Member at every meeting of the stockholders of Equant at which such matters are considered (and at every adjournment thereof).

(c)	The Parties acknowledge that each Party will be entitled to equitable relief against the others (in addition to any other rights available under this Agreement or at Law) if any Party breaches any of its obligations under this clause 5 of this Agreement.

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6.     RELATIONSHIP MANAGEMENT

6.1. Executive Committee

Within fifteen (15) days following the Effective Date, Equant and SITA SC will establish an Executive Committee, which Equant and SITA SC intend to be the driving force of the strategic relationship between the Parties. The composition and procedures of the Executive Committee are set forth in Schedule C (‘Executive Committee Mandate’) and at all times the Executive Committee shall act and be governed in accordance with Schedule C. The first meeting of the Executive Committee shall be convened within thirty (30) days following the Effective Date.

6.2. Dedicated Unit to Support the SITA Group Companies

Equant will set up a dedicated strategic partner unit (the ‘SITA Relationship Team’) as described in Schedule D (‘SITA Relationship Team’) headed by the Equant Project Executive to support the requirements of the SITA Group Companies. The SITA Relationship Team will form the primary interface between the Equant and the SITA Group Companies in facilitating and enabling their business relationship. Equant acknowledges that the SITA Relationship Team will not be the exclusive communication channel between the Equant and the SITA Group Companies at an operational level and recognises that additional communication channels and ad hoc contacts will be necessary.

7.     FRANCE TELECOM OBLIGATIONS

7.1. Transfer of France Telecom’s Interest in Equant

Prior to the sale or transfer by France Telecom of five percent (5%) or more of the capital stock of Equant to any competitor of SITA SC (other than a wholly-owned subsidiary of France Telecom), France Telecom agrees to cause such competitor to agree not to use the Network to provide services to the Air Transport Community or sell Network Services provided by Equant to the Air Transport Community. Nothing in this clause 7.1 shall be construed to relieve France Telecom from complying with clause 8.3, clause 8.4 or clause 9.1 of this Agreement in the event of a Change of Control of Equant.

7.2. Global One Contracts

France Telecom shall, or shall cause Global One to, assign or transfer to Equant, and Equant shall assume, the Global One ATC Contracts, as such term is defined in clause 6.4 of the Services Agreement, subject to such assignment:

         (a)  being permitted according to Law; and

         (b)  subject to consent to assignment being given by the relevant customers.

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7.3. Access to Research and Development Facilities and Resources

[ * ]

7.4. France Telecom Products and Services

[ * ]

8.     DISPUTE RESOLUTION

Other than disputes as to a Party’s right to terminate this Agreement, the Services Agreement or the Transition and Management Agreement following delivery of a notice of termination in accordance with the notice provisions herein or therein, any dispute between the Parties arising out of or relating to this Agreement, the Services Agreement or the Transition and Management Agreement, as applicable, and any dispute referred pursuant to the Account Management Agreement, shall be resolved as provided in clause 8.1 and clause 8.2. Disputes as to a Party’s right to terminate this Agreement, the Services Agreement, or the Transition and Management Agreement following delivery of a notice of termination in accordance with the notice provisions herein or therein shall be resolved pursuant to clause 8.2 and clause 8.3, without a requirement to pursue informal dispute resolution pursuant to clause 8.1.

Except as set out in clause 10 or clause 11, without the Consent of each Party involved in a dispute, no Party shall disclose to any person that is not a Party to this Agreement that a dispute exists or existed, is to be or has been referred to either the informal dispute resolution procedure pursuant to clause 8.1 or the formal dispute resolution procedure pursuant to clause 8.2, or the results of such dispute resolution.

8.1. Informal Dispute Resolution

Prior to the initiation of the formal dispute resolution procedures identified under clause 8.2 below, the Parties shall first attempt to resolve the dispute as follows.

(a)	If the dispute involves solely Equant and SITA SC, then either Equant or SITA SC may initiate the informal dispute resolution procedure by submitting the dispute in writing to the Executive Committee. If the Executive Committee is unable to resolve the dispute by unanimous resolution at its next meeting, it shall have a period of fifteen (15) days during which time the members of the Executive Committee will attempt to resolve the dispute. If the Executive Committee is still unable to resolve the dispute by the end of such fifteen (15) day period, it will escalate the dispute to the chief executive officer of Equant and the Director General of SITA SC for resolution. If the chief executive officer of Equant and the Director General of SITA SC cannot resolve the dispute within fifteen (15) days

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after the date that the Executive Committee escalated such dispute, then either Equant or SITA SC may refer such dispute for resolution pursuant to clause 8.1(c).

(b)	In the case of any dispute other than those disputes described in clause 8.1(a) (including for the avoidance of doubt any dispute involving France Telecom or SITA INC if SITA INC is no longer Controlled by the SITA INC Foundation, or any dispute referred pursuant to the Account Management Agreement), any Party concerned in such a dispute may initiate the informal dispute resolution procedure by delivering written notice pursuant to clause 12.2 describing such dispute and requesting initiation of the informal dispute resolution procedure. Upon receipt of such notice, the chief executive officer (or the relevant individual holding a similar position) of each Party concerned shall meet to attempt to resolve the dispute. If such chief executive officers (or the relevant individuals holding similar positions) cannot resolve the dispute within fifteen (15) days after the date of receipt of such notice, any Party concerned may refer the dispute for resolution pursuant to clause 8.1(c).

(c)	In respect of any dispute referred by a Party pursuant to clause 8.1(a) or clause 8.1(b) and remaining unresolved, such dispute shall be referred to a committee (‘Board Committee’) composed of:

(i)	the chairman of the supervisory board or board of directors, as applicable, of each Party concerned, and

(ii)	an independent third party chosen by agreement of such chairmen.

(d)	Any Party concerned in a dispute referred to in clause 8.1(c) may initiate the formal dispute resolution process set out in clause 8.2 by delivering a written notice pursuant to clause 12.2 if either:

(i)	the chairmen of the Parties concerned are unable to agree on an independent third party member of the Board Committee; or

(ii)	if the Board Committee cannot unanimously resolve the dispute,

within sixty (60) days after (A) the date that written notice of the dispute was submitted to the Executive Committee in the case of those disputes described in clause 8.1(a); or (B) the date of receipt of the written notice referred to in clause 8.1(b).

(e)	If any dispute subject to clause 8.1 is not resolved in accordance with this clause 8.1, any Party concerned in such dispute may refer it to the formal dispute resolution procedure set out in clause 8.2 by delivering a written notice pursuant to clause 12.2.

8.2. Formal Dispute Resolution

(a)	Any dispute (i) referred by a Party pursuant to clause 8.1(d) or clause 8.1(e) above, or (ii) as to a Party’s right to terminate this Agreement, the Services Agreement or the Transition and Management Agreement, as applicable, following delivery of a notice of termination in accordance with the notice provisions herein or therein, shall be referred to

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arbitration under the Rules of Arbitration of the International Chamber of Commerce (‘ICC Rules’). Disputes described in clause 8.2(a)(ii) will be decided by a panel of three (3) arbitrators appointed in accordance with the ICC Rules, and all other disputes will be decided by a single arbitrator appointed in accordance with the ICC Rules.

(b)	The place of arbitration shall be in London and the award of the arbitrator (or panel of arbitrators, as applicable) shall be final and binding upon the Parties.

8.3. Special Procedure following Notice of Termination

If a Party has delivered a notice of termination of this Agreement, the Services Agreement, or the Transition and Management Agreement, as applicable, in accordance with the notice provisions herein or therein, the chief executive officer (or the relevant individual holding a similar position) of each Party concerned shall meet within fourteen (14) days after the date of such delivery for the purpose of defining the scope of the dispute, if any, that will be referred to formal dispute resolution. Such chief executive officers (or the relevant individuals holding similar positions) may include as attendees at such meeting a reasonable number of business managers and/or legal or other advisors as he or she requires to assist in the purpose of such meeting.

8.4. Special Procedure in Case of a Change of Control

(a)	Following delivery of a written notice pursuant to clause 12.2 that a Change of Control of a Equant or SITA SC (the ‘Affected Party’) has occurred or is proposed (which notice will be delivered in any event promptly after the date that the Change of Control occurs):

(i)	if Equant is the Affected Party and following such Change of Control Equant will be Controlled by a competitor of SITA SC, then SITA SC, France Telecom and Equant shall consult with each other as to appropriate measures to be taken to preserve the SITA Group Companies’ legitimate best interests under this Agreement, the Services Agreement and the Transition and Management Agreement; and

(ii)	if SITA SC is the Affected Party and following such Change of Control SITA SC will be Controlled by a competitor of Equant, then Equant and SITA SC shall consult with each other as to the appropriate measures to be taken to preserve Equant’s legitimate best interests under this Agreement, the Services Agreement and the Transition and Management Agreement.

(b)	If the relevant Parties cannot reach agreement as to the appropriate measures required to be taken pursuant to clause 8.4(a), then the following escalation procedures will apply:

(i)	the Executive Committee together with a representative of France Telecom shall promptly convene a meeting to discuss the appropriate measures to be taken pursuant to clause 8.4(a), and shall brief the chief executive officer (or the relevant individual holding a similar position) of each Party concerned as to the results of such meeting;

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(ii)	such chief executive officers (or the relevant individuals holding similar positions) of each Party shall promptly meet to discuss the results of such Executive Committee meeting, and if such chief executives officers (or the relevant individuals holding similar positions) cannot unanimously agree as to the appropriate measures required to be taken pursuant to clause 8.4(a), then the matter shall be referred for discussion to the chairmen of either the supervisory board or board of directors, as applicable, of each Party concerned; and

(iii)	such chairmen shall promptly meet to discuss the results of the meeting described in clause 8.4(b)(ii) and if such chairmen cannot unanimously agree as to the appropriate measures required to be taken pursuant to clause 8.4(a), then the relevant Party shall have the right pursuant to clause 9.1 to terminate, at its option and in its sole and absolute discretion, this Agreement and/or the Services Agreement and to commence renegotiations of the Transition and Management Agreement as contemplated by clause 27.10 of the Services Agreement.

(c)	If either Equant or SITA SC delivers notice of a proposed Change of Control that has not yet been consummated, the procedure set out in clause 8.4(b) shall be conducted with a view (but no obligation) to determine, prior to the date on which the Change of Control is scheduled to occur, whether the relevant Party intends to exercise its right to terminate this Agreement and/or the Services Agreement.

9. TERMINATION

9.1. Termination for Change of Control

(a)	If Equant is the Affected Party, after following the procedures set forth in clause 8.4(a)(i) and clause 8.4(b), then SITA SC may not later than thirty (30) days from the date that such Change of Control of Equant occurs or such longer period as it takes to complete the escalation procedures set out in clause 8.4(a)(i) and clause 8.4(b), deliver a written notice to France Telecom and Equant pursuant to clause 12.2 terminating this Agreement and/or the Services Agreement as of a date no earlier than twelve (12) months following the effective date of such notice pursuant to clause 12.3.

(b)	If SITA SC is the Affected Party, after following the procedures set forth in clause 8.4(a)(ii) and clause 8.4(b), then France Telecom may not later than thirty (30) days after the date such Change of Control of SITA SC occurs or such longer period as it takes to complete the escalation procedures set out in clause 8.4(a)(ii) and clause 8.4(b), deliver a written notice to SITA SC pursuant to clause 12.2 terminating this Agreement and/or authorising Equant to terminate the Services Agreement as of a date no earlier than twelve (12) months following the effective date of such notice pursuant to clause 12.3.

9.2. Termination for Cross-Default

(a)	If SITA SC terminates the Services Agreement pursuant to clause 27 thereof, then SITA SC shall also have the right, at its option, to terminate this Agreement immediately upon written notice to France Telecom, Equant and SITA INC, such termination to have effect on the date the Services Agreement is terminated.

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(b)	If Equant terminates the Services Agreement pursuant to clause 27 thereof, then each of France Telecom and Equant shall have the right, at its option, to terminate this Agreement immediately upon written notice to France Telecom, SITA SC, Equant, and SITA INC, such termination to have effect on the date the Services Agreement is terminated.

(c)	If SITA INC terminates its participation in the Services Agreement pursuant to clause 27 thereof, then SITA INC shall also have the right, at its option, to terminate its participation in this Agreement immediately upon written notice to France Telecom, Equant and SITA SC.

(d)	There are no cross-defaults except those explicitly stated in clause 9.2 of this Agreement or clause 27.8 of the Services Agreement. Except as stated above, the Parties acknowledge that neither this Agreement, the Services Agreement and the Transition or Management Agreement should be read or interpreted, either separately or together, as implying any cross-defaults.

10. CONFIDENTIALITY OF AGREEMENT; PUBLIC ANNOUNCEMENTS

(a)	Except as provided in clause 11.3, no Party shall disclose to any third party this Agreement, the Services Agreement, the Transition and Management Agreement or the Account Management Agreement or any of the terms and conditions or other provisions contained in any of them (including any schedules or other attachments to any of them) except:

(i)	with the prior written consent of all of the other Parties; or

(ii)	only as required by applicable Law and then only to the extent required by such Law.

(b)	Except as provided under clause 11.3, no Party shall make any public announcement with respect to this Agreement, the Services Agreement, the Transition and Management Agreement or the Account Management Agreement or the strategic relationship of the Parties without the prior consent of all of the other Parties, provided that any Party (or, in the case of SITA SC, a SITA Group Company) may name the others as a customer or supplier, as applicable, and disclose the general nature of the overall arrangement between the Parties under such agreements. A “public announcement” under this clause 10(b) does not include internal communications within Equant (including Network Staff) and SITA SC (or the applicable SITA Group Company).

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11. GENERAL CONFIDENTIALITY PROVISIONS

11.1. Protection of Confidential Information

Except as provided under clause 11.3, each Party shall, and shall cause its Affiliates and its and its Affiliates’ respective directors, officers, employees, contractors, consultants, advisors and agents to:

(a)	keep confidential all Confidential Information given by one Party (the ‘Disclosing Party’) to another Party (the ‘Recipient’) or otherwise obtained pursuant to this Agreement by the Recipient, using at least the same level of care that the Recipient uses or affords to its own Confidential Information but in no event less than a reasonable degree of care, including maintaining reasonable security practices against any unauthorised copying, use, disclosure, access, damage or destruction of the Confidential Information;

(b)	not (except as expressly permitted) disclose the Confidential Information, make copies of material containing the Confidential Information or otherwise use the Confidential Information (except as set forth in clause 11.2);

(c)	safeguard the Confidential Information and comply with any requirements specified by the Disclosing Party from time to time;

(d)	promptly notify the Disclosing Party if the Recipient reasonably believes or knows of any unauthorised access, copying, use or disclosure in any form or if the Recipient is required by Law to disclose any of the Disclosing Party’s Confidential Information;

(e)	take all reasonable steps to enforce any obligation of confidence imposed or required to be imposed by this Agreement; and

(f)	give all reasonable assistance (including, if necessary, the execution of appropriate documents to assist the Disclosing Party to pursue any legal actions) reasonably required by the Disclosing Party to enforce any obligation of confidence imposed or required to be imposed by this Agreement.

11.2. Use of Confidential Information

(a)	Except to the extent expressly provided otherwise in this Agreement and Schedule W of the Services Agreement, the Recipient may only use and copy the Disclosing Party’s Confidential Information to the extent necessary:

(i)	to comply with its obligations under this Agreement;

(ii)	to enable the Recipient to exercise its rights under this Agreement, including obtaining any intended benefits under this Agreement; or

(iii)	to enable the Recipient to comply with any applicable Law.

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(iv)	Except to the extent expressly provided otherwise in this Agreement and Schedule W of the Services Agreement, the Recipient shall limit distribution of the Disclosing Party’s Confidential Information solely on a need to know basis to (1) individuals within its organisation (including only its employees, directors and officers) and (2) the Recipient’s professional advisors, contractors, Affiliates or business partners who are bound by obligations of confidentiality covering the Disclosing Party’s Confidential Information disclosed to them that are no less protective than the terms and conditions of this Clause 11.

11.3. Exceptions to Obligations of Confidentiality

The burden of proving the existence of an exception to the confidentiality obligations set out in this clause 11.3 shall always be on the Party seeking to avail itself of such exception, including in dispute resolution or court proceedings brought by the Disclosing Party, including where arbitration or court procedural rules would otherwise impose the burden of proof on the Disclosing Party. Nothing in this Agreement prohibits the use or disclosure by the Recipient of any particular Confidential Information of the Disclosing Party by a Party to the extent that:

(a)	the information has become generally available public knowledge other than due to a violation of this Agreement;

(b)	based on the written advice of such Party’s legal counsel, the disclosure is expressly required by Law, but in the event of any such proposed disclosure, such Party required to make such disclosure shall give the Disclosing Party reasonable advance written notice of the disclosure, including specifying the Confidential Information to be disclosed, the content of such disclosure (as it relates to such Confidential Information, and the circumstances necessitating such disclosure. The Recipient will reasonably co-operate with the Disclosing Party in order to minimise the amount of Confidential Information disclosed under this Clause 11.3(b) and, if requested by the Disclosing Party, the Recipient will seek measures protecting such disclosure and protecting against further disclosure, or any misuse or misappropriation of such Confidential Information;

(c)	the information has been independently developed by the Party without reference to the Confidential Information of the Disclosing Party;

(d)	the information has been lawfully obtained by the Party from a third party source under no obligation of confidentiality to the Disclosing Party, provided that such third party source itself lawfully obtained the Confidential Information; or

(e)	the Disclosing Party has approved in writing the particular use or disclosure of the Confidential Information.

11.4. Equitable Relief

The Parties acknowledge that the Disclosing Party will be entitled to equitable relief or appropriate court order(s) against the Recipient (in addition to any other rights available under this Agreement or at Law) from any court of competent jurisdiction for any breach or threatened breach by the Recipient of its obligations under this clause 11.

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11.5. Period of Confidentiality

Each Party’s obligations with respect to Confidential Information disclosed under this Agreement will survive for five (5) years after the date of expiry or termination of this Agreement.

12.     GENERAL

12.1. Governing Law

The construction, performance, validity and remedies for breach of this Agreement shall be governed by English law.

12.2. Notices

A Party notifying or giving notice under this Agreement will give notice:

(a)	in writing and in the English language;

(b)	by (i) hand delivery or sent by prepaid first class post, (ii) air courier delivery service to that address, or (iii) electronic mail or facsimile (only if confirmed by telephone); and

(c)	addressed to all other Parties to the attention of the designated person(s) set out below or as altered by notice given in accordance with this clause:

For France Telecom:	General Counsel

International Legal Operations

France Telecom

6, place d’Alleray

75505 Paris Cedex 5

France

Copy to:

John Crozier

Linklaters

One Silk Street

London EC2Y 8HQ

United Kingdom

For SITA SC:	Secretary General

Société Internationale de Télécommunications Aéronautiques S.C.

26, Chemin de Joinville

P.O. Box 31

1216 Cointrin – Geneva

Switzerland

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Copy to:

General Counsel

Société Internationale de Télécommunications Aéronautiques S.C.

26, Chemin de Joinville

P.O. Box 31

1216 Cointrin – Geneva

Switzerland

For SITA INC:	Corporate Secretary

SITA Information Networking Computing N.V.

Heathrowstraat 10

1043 CH Amsterdam

The Netherlands

Attention:

General Counsel

Société Internationale de Télécommunications Aéronautiques S.C.

26, Chemin de Joinville

P.O. Box 31

1216 Cointrin – Geneva

Switzerland

For Equant:	Vice President and General Manager SITA Account

Equant N.V.

400 Galleria Parkway, S.E.

Atlanta GA 30339-5980

United States of America

Copy to:

General Counsel

Equant, N.V.

12490 Sunrise Valley Drive

Reston VA 20196

United States of America

(d)	Unless SITA INC is no longer Controlled by the SITA INC Foundation, France Telecom and Equant shall provide any notice given by France Telecom or Equant to SITA INC to both SITA SC and to SITA INC at the same time.

12.3. Service of Notice

A notice given in accordance with clause 12.2 is received:

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(a)	if hand delivered to another Party, on the date of delivery;

(b)	if sent by prepaid first-class post, five (5) Business Days after the date of posting; or

(c)	if sent by courier delivery service, electronic mail or facsimile, on the date of delivery.

Except for notices sent by facsimile, in each instance the Party delivering such notice shall for the convenience of the Party or Parties to which such notice is delivered also transmit such notice by facsimile; provided, however, that the failure to do so shall not affect either the fact or the date and time of delivery of such notice.

12.4. Relationship of Parties

(a)	Nothing in this Agreement or any circumstances associated with it or its performance shall give rise to any relationship of agency, partnership or employer and employee between the Parties or between a Party and another Party’s agents, employees or sub-contractors.

(b)	Except as expressly provided in this Agreement, none of the Parties shall have any authority to act or make representations on behalf of any of the other Parties, nor to create contractual liability to a third party on behalf of (or otherwise contractually bind) any of the other Parties.

12.5. Waiver

(a)	If a Party has a right arising from another Party’s failure to comply with an obligation under this Agreement, and delays in exercising or does not exercise that right, then that delay in exercising or failure to exercise is not a waiver of that right or any other right.

(b)	A waiver by a Party of a right in one instance does not constitute a waiver of that right or any other right in any other instance, without regard to the similarity of circumstances, unless the Party specifically waives such right or other right in the second instance.

(c)	Any waiver of a right by a Party making such waiver must be in writing in a notice transmitted in accordance with clause 12.2 executed by the Party making such waiver.

12.6. Entire Agreement and Variation

(a)	This Agreement, the Services Agreement, the Transition and Management Agreement and the Account Management Agreement form the strategic relationship among the Parties and:

(i)	constitute the entire agreement between the Parties as to the strategic relationship and this transaction; and

(ii)	the foregoing agreements replace and supersede any prior understanding or agreement between the Parties in respect of the strategic relationship and this transaction and any prior draft, statement, undertaking, agreement,

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understanding, condition, warranty, indemnity or representation imposed, given or made by a Party (including the JV Agreement and the HOA) prior to the Effective Date (collectively, the ‘Pre-Contractual Statements’) and no Party shall have any claim or right of action in respect of the Pre-Contractual Statements except in respect fraudulent misrepresentation. For the avoidance of doubt, no Pre-Contractual Statements may be used in the interpretation or construction of this Agreement.

(b)	This Agreement may only be amended in writing when signed by the Parties concerned with each particular amendment.

(c)	Nothing in this clause 12.6 purports to exclude any Party’s liability for fraudulent misrepresentation.

12.7. Third Party Beneficiaries

(a)	Nothing in this Agreement, express or implied, is intended to confer upon any person other than FranceTelecom, Equant, SITA SC, and SITA INC, or their respective successors or permitted assignees any rights or remedies under or by reason of this Agreement.

(b)	The Parties do not intend that any term of this Agreement should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party to this Agreement.

12.8. Assignment

(a)	A Party may not assign its rights or transfer its obligations under this Agreement without the prior written consent of the other Parties, except that:

(i)	no consent is required in the case of assignment by a Party to one of its majority-owned subsidiaries; and

(ii)	no consent is required for Equant to assign its rights and transfer its obligations under this Agreement to the successor entity of the merger of Equant and Global One.

(b)	Following a Change of Control of Equant or SITA SC, as applicable, if the relevant Party has (i) given written notice of its determination not to exercise its right to terminate this Agreement pursuant to clause 9.1; or (ii) has not given notice of termination of this Agreement within the period set out in clause 9.1, then the Affected Party may assign this Agreement to the third party purchasing all or substantially all of the assets of the Affected Party as described in paragraph (a) of the definition of Change of Control.

(c)	Any attempt by a Party to assign its rights or transfer its obligations under this Agreement in violation of clause 12.8(a) or clause 12.8(b) is null and void.

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12.9. Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which taken together will constitute one single agreement between the Parties.

12.10. Cumulative Rights

A right, power, remedy, entitlement or privilege given or granted to a Party under this Agreement is cumulative with, without prejudice to and not exclusive of any other right, power, remedy, entitlement or privilege granted or given under this Agreement or by Law.

12.11. Reading Down

If a provision of this Agreement is reasonably capable of an interpretation which would make that provision valid and enforceable and an alternative interpretation that would make it unenforceable, illegal, invalid or void then, so far as is possible, that provision will be interpreted or construed, taking into account (i) the objectives, scope and purposes set forth in clause 2; and (ii) the fact that the commercial intentions of this Agreement are based on symmetry and balance among the Parties, to be limited and read down to the extent necessary to make it valid and enforceable.

12.12. Severability

If any provision is deemed invalid, illegal or unenforceable, then the remainder of this Agreement shall stand; provided, however, that the Parties shall negotiate in good faith to adjust the terms of this Agreement to ensure that the Parties original commercial intentions are achieved as much as reasonably possible. The commercial intentions of this Agreement are based on symmetry and balance between the Parties.

12.13. Contra Proferentem

No rule of construction will apply in the interpretation of this Agreement to the disadvantage of one Party on the basis that such Party put forward or drafted this Agreement or any provision of this Agreement.

12.14. Costs

Each Party shall bear its own legal and other costs and expenses of, and incidental to, the preparation, execution and completion of this Agreement and of any related documentation.

12.15. Survival of Terms

The following terms will survive the termination or expiry of this Agreement:

(a)	for so long as either the Services Agreement, the Transition and Management Agreement or the Account Management Agreement is in effect, clause 6.1 (Executive Committee) and clause 8 (Dispute Resolution);

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(b)	for so long as the Services Agreement is in effect, clause 5 (SITA Member on Equant’s Supervisory Board) (subject to the provisions of clause 7.8 of the Services Agreement), and clause 6.2 (Dedicated Unit to Support the SITA Group Companies);

(c)	clause 10 (Confidentiality of Agreement; Public Announcements);

(d)	clause 11 (General Confidentiality Provisions);

(e)	clause 12.1 (Governing Law);

(f)	clause 12.5 (Waiver);

(g)	clause 12.7 (Third Party Beneficiaries);

(h)	clause 12.10 (Cumulative Rights);

(i)	clause 12.11 (Reading Down);

(j)	clause 12.12 (Severability);

(k)	clause 12.13 (Contra Proferentem); and

(l)	clause 12.15 (Survival of Terms).

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

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EXECUTED by the Parties:

	)	/s/ Bernard Izerable

SIGNED for and on behalf of	)

France Telecom S.A.	)	Signature of officer

	)	Bernard Izerable

)

	)	Name of officer (print)

	)	Executive Vice President, International

)

	)	Office held

SIGNED for and on behalf of	)	/s/ Didier Delepine

Equant N.V	)

	)	Signature of officer

	)	Didier Delepine

)

	)	Name of officer (print)

	)	President & CEO

)

	)	Office held

SIGNED for and on behalf of	)	/s/ John Oliver Watson

Société Internationale de	)

Télécommunications Aéronautiques S.C	)	Signature of officer

	)	John Oliver Watson

)

	)	Name of officer (print)

	)	Director General

)

	)	Office held

SIGNED for and on behalf of	)	/s/ John Oliver Watson

SITA Information Networking	)

Computing N.V	)	Signature of officer

	)	John Oliver Watson

)

	)	Name of officer (print)

	)	Managing Director

)

	)	Office held

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SCHEDULE A

GLOSSARY

‘Account Management Agreement’ means the Account Management Agreement executed by SITA SC, SITA INC and France Telecom on 29 June 2001.

‘Affected Party’ means a Party that has delivered notice of an actual or proposed Change of Control of such Party.

‘Affiliate’ means in respect of any legal entity, any other legal entity that Controls, is Controlled by or is under common Control with such legal entity.

‘Agreement’ means this Strategic Relationship Umbrella Agreement including all of the Schedules, all attachments to such Schedules, and all of the appendices to such Schedules, all as amended from time to time.

‘Air Transport Community’ has the meaning set forth in Schedule B (‘Definition of Air Transport Community’) to this Agreement.

‘Board Committee’ has the meaning set forth in clause 8.1(c) of this Agreement.

‘Board Member’ has the meaning set forth in clause 5(a) of this Agreement.

‘Change of Control’ shall with respect to a legal entity mean:

(a)	the sale of other disposition by such legal entity of all, or substantially all, of the assets of such legal entity; or

(b)	the sale or other disposition of more than 50% of the capital stock of such legal entity (other than to an Affiliate, or a bona fide pledge in connection with a financing); or

(c)	a merger, consolidation or other business combination involving such legal entity, which results in the stockholders, or certificate holders, as applicable, of such legal entity and/or its Affiliates immediately prior to such event owning less than 50% of the capital stock of the surviving entity.

‘Confidential Information’ means in relation to France Telecom, SITA SC, SITA INC, and Equant, and each of their respective Affiliates:

(a)	information that relates to the financial position, business, budget, financial and product or marketing strategies, forecasts or projections of such entity, customer information and lists, pricing information, costs data, estimates, market surveys, source codes, the internal management or structure of such entity, technology plans, technical studies or designs, trade secrets and other trade information, database models or personnel;

(b)	information that is marked by such entity as confidential or if disclosed orally is identified as confidential;

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(c)	this Agreement, the Services Agreement, the Transition and Management Agreement and the Account Management Agreement, and the terms and conditions or other provisions contained in each of them (including any schedules or other attachment thereto);

(d)	in the case of Equant, the Equant IPR; and

(e)	in the case of SITA SC and SITA INC, the SITA IPR.

‘Consent’ means any approval, acceptance or consent by a Party that is required under this Agreement. Pursuant to relevant clauses in this Agreement, except where expressly provided as being in the sole and absolute discretion of a Party, Consent will not be unreasonably withheld, conditioned or delayed.

‘Contribution Agreement’ means the Contribution Agreement executed by France Telecom, Atlas Telecommunications S.A. and Equant on 19 November 2000.

‘Control’ and derivative terms (such as Controlling or Controlled) means, with respect to any legal entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such legal entity, whether through the ownership of voting securities or by contract or otherwise.

‘Country’ means any national or federal jurisdiction or territory.

‘Disclosing Party’ has the meaning set forth in clause 11.1(a) of this Agreement.

‘Dispute Resolution Procedures’, ‘Dispute Resolution Proceeding’ and ‘Dispute Resolution Process’ each means the procedures set forth in clause 8 of this Agreement.

‘Effective Date’ means 1 July 2001.

‘Equant Group Companies’ means, at any time during the Term, Equant N.V. and its Affiliates.

‘Equant Non-Solicitation Obligation’ means the obligation of Equant not to solicit customers within the Air Transport Community, as set forth in clause 7.4 of the Services Agreement.

‘Equant Project Executive’ has the meaning set forth in clause 20.2 of the Services Agreement.

‘Exclusivity Obligation’ means the obligation of the SITA Group Companies to purchase Network Services exclusively from Equant, as set forth in clause 7.2 of the Services Agreement.

‘Executive Committee’ has the meaning set forth in clause 6.1 of this Agreement.

‘Executive Committee Mandate’ has the meaning set forth in clause 6.2 of this Agreement.

‘France Telecom’ means France Telecom S.A., a société anonyme having its registered office at 6, place d’Alleray, 75015 Paris Cedex 5, France.

‘Global One’ means Global One Communications Holding B.V. and Global One Communications World Holding B.V. of Klaprozenweg 75, 1033 NN Amsterdam, The Netherlands.

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‘Global One ATC Contracts’ has the meaning set forth in clause 6.4 of the Services Agreement.

‘Glossary’ means this Schedule A (Glossary) to this Agreement.

‘Heads of Agreement’ or ’HOA’ means the Heads of Agreement executed by SITA SC, SITA INC, France Telecom, and Equant on 19 November 2000.

‘ICC Rules’ has the meaning set forth in clause 8.2(a) of this Agreement.

‘JV Agreement’ or ’JVA’ means the Joint Venture Agreement executed by SITA SC, SITA Global Telecommunication Services Limited, SITA Equant S.C. (formerly SITA Globetel Company) and Equant (formerly SITA Telecommunications Holdings N.V.) on 2 October 1995, as amended.

‘Laws’ means:

(a)	any applicable law, statute, regulation, ordinate or subordinate legislation in force from time to time to which a Party is subject; and

(b)	any applicable directive, policy, rule, judgement, injunction, decree or order that is binding on a Party and that is made or given by any government, agency thereof, or any regulatory body; of any Country, the European Union, or other national, federal, commonwealth, state, provincial or local jurisdiction.

‘Modify’ and ‘Modification’ means to add to, expand, enhance, reduce, change, replace, vary, derive or improve.

‘Network’ means the network that is jointly managed by SITA SC and by Equant as at the Effective Date pursuant to the JV Agreement, as such Network is modified throughout the Term.

‘Network Services’ mean any product or service which is itself telecommunications carriage or which includes telecommunications carriage as a component of such product or service.

‘Pre-Contractual Statements’ has the meaning set forth in clause 12.6 of this Agreement.

‘Price Books’ means the Generic Price Book and the SITA Specific Price Book for the respective Contract Year.

‘Recipient’ has the meaning set forth in clause 11.1 of this Agreement.

‘Related Provisions’ means the Exclusivity Obligation, the Equant Non-Solicitation Obligation and the SITA Group Companies Non-Solicitation Obligation.

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‘Schedule’ means each of the schedules to this Agreement.

‘Services’ means the Network Services and the Support Services and ad hoc services.

‘Services Agreement’ means the Services Agreement executed by Equant, SITA SC and SITA INC on 29 June 2001.

‘Share Purchase Agreement’ means the Share Purchase Agreement executed by France Telecom and the SITA Foundation on 19 November 2000.

‘SITA Designee’ has the meaning set forth in clause 5(a) of this Agreement.

‘SITA Group Companies’ means, at any time during the Term, SITA SC, its Affiliates, including SITA INC (so long as SITA INC is Controlled by the SITA INC Foundation).

‘SITA Group Companies Non-Solicitation Obligation’ means the obligation of the SITA Group Companies not to solicit customers outside of the Air Transport Community, as set forth in clause 5 of the Services Agreement.

‘SITA Relationship Team’ or ’SRT’ has the meaning set forth in clause 6.2 of this Agreement.

‘Support Services’ means all products and services listed in the Price Books that are not Network Services.

‘Term’ shall have the meaning set forth in Clause 4 of the Strategic Relationship Umbrella Agreement.

‘Transaction’ means the transaction contemplated by the Contribution Agreement relating to Global One and the Share Purchase Agreement.

‘Transition and Management Agreement’ means the Transition and Management Agreement executed by Equant and SITA SC on the 29 June 2001.

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